Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

IRVING, TEXAS — February 18, 2014 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2013.  Net earnings attributable to Fluor for 2013 were $668 million, or $4.06 per diluted share, up from $456 million, or $2.71 per diluted share in 2012.  Consolidated segment profit for the year rose to $1.2 billion, up from $769 million a year ago.  Results for 2012 included a charge of $1.57 per diluted share relating to a completed offshore wind farm project.  Increased segment profit for 2013 otherwise reflects growth in the Oil & Gas, Power and Government segments.  Revenue of $27.4 billion in 2013 was comparable with the prior year, reflecting growth in the Oil & Gas and Power segments which was offset by revenue reductions in Industrial & Infrastructure, Government and Global Services.

Full year new awards were $25.1 billion, comprised of $12.9 billion in Oil & Gas, $6.6 billion in Industrial & Infrastructure, $4.1 billion in Government and $1.5 billion in Power.  Consolidated backlog at year-end was $34.9 billion, which compares with $38.2 billion a year ago, reflecting a continued decline in mining and metals awards and the fourth quarter cancellation of a large copper/gold project in South America.

“Our financial results for 2013 met our expectations, and we continue to be very encouraged by the significant and sustained progress of our Oil & Gas group.  With the recent award of the Kitimat project in Canada, Fluor will add full scale LNG projects to its already broad service offering,” said Chairman and Chief Executive Officer David Seaton.  “For 2014, we are tracking a number of mega-project opportunities globally in Oil & Gas, as well as large infrastructure and power prospects in their target markets.”

Corporate G&A expense for 2013 was $175 million, up from $151 million a year ago, substantially due to higher stock price driven compensation expenses.  Fluor’s cash and marketable securities balance remains strong at $2.7 billion.  During 2013, the Company generated $789 million in cash flow from operating activities, repurchased $200 million worth of Fluor shares, and paid out $79 million in dividends.  At its most recent meeting, Fluor’s board of directors voted to increase the quarterly dividend to 21 cents per share, from 16 cents per share currently.

Outlook

The Company is encouraged by its strong prospects for continued growth, especially in Oil & Gas.  The Company is maintaining its EPS guidance for 2014 at the previously announced range of $4.10 to $4.60 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported a 32 percent increase in segment profit, rising to $441 million in 2013, from $335 million in 2012.  Revenue grew 21 percent to $11.5 billion,

compared with $9.5 billion in the previous year.  The segment’s strong operating results reflect increased contributions from upstream and petrochemical projects.  Full year new awards in 2013 totaled $12.9 billion, compared to $12.6 billion in 2012.  In the fourth quarter, the segment booked new awards of $4.2 billion, including the North West Redwater refinery upgrader project in Canada and additional scope on a major upstream gas processing project in Kazakhstan.  Ending backlog for the Oil & Gas segment rose 10 percent from a year ago and $1.3 billion sequentially, to end 2013 at $20.0 billion.

The Industrial & Infrastructure group reported segment profit of $476 million, compared with $177 million in 2012 when profits were impacted by a $416 million charge for an adverse arbitration ruling relating to the completed offshore wind farm project.  Total 2013 revenue for the segment declined 16 percent to $11.1 billion, mainly due to lower contributions from the mining and metals business line.  Segment profit results reflect favorable performance in the industrial services business line, offset by a decline in mining and metals.  New awards in 2013 were $6.6 billion, including approximately $2 billion in infrastructure and $3 billion in mining and metals awards, down from a total of $10.4 billion in 2012.  New awards in the fourth quarter were $340 million including a number of maintenance contract renewals.  Year-end backlog declined to $10.5 billion, from $17.2 billion a year ago, reflecting lower mining and metals new awards and the cancellation of a large copper/gold project in the fourth quarter which totaled $1.8 billion.

The Government group reported segment profit of $161 million, up from $150 million a year ago.  Segment profit for 2013 included contributions totaling approximately $57 million from the favorable resolution of several issues that spanned multiple years.  Revenue for 2013 declined to $2.7 billion, from $3.3 billion in 2012, due to a reduction in task order volume on the LOGCAP IV contract in Afghanistan.  New awards totaled $4.1 billion for the year, compared with $3.2 billion in 2012.  Fourth quarter 2013 new awards of $1.1 billion include $983 million for the unfunded portion of multi-year government contracts at Savannah River and Portsmouth in the Company’s backlog, to be more comparable with industry practice.  Ending backlog in 2013 was $2.4 billion, including $983 million for the unfunded portion of multi-year contracts.

Segment profit for Global Services was $120 million in 2013, including expenses of approximately $5 million related to the Company’s construction and fabrication initiatives, which compares with segment profit of $125 million a year ago.  Revenue for the year declined 10 percent to $612 million, reflecting lower contributions from the equipment business line.

Fluor’s Power group reported segment profit of $12 million for 2013, including expenses of $53 million associated with the Company’s continued investment in NuScale.  This represents an improvement from a segment loss of $17 million a year ago, which included $63 million of NuScale expenses.  Segment revenue for the year increased 65 percent to $1.4 billion, compared with $841 million a year ago, due to construction progress on solar and gas-fired projects.  New awards in 2013 were $1.5 billion, compared with $884 million a year ago.  Fourth quarter new awards were $146 million, including early engineering on a proposed nuclear facility and renewal of several power maintenance contracts.  Ending backlog was $2.0 billion, which compares with $1.9 billion a year ago.

Fourth Quarter Results

Net earnings attributable to Fluor for the fourth quarter of 2013 were $167 million, or $1.01 per diluted share, which compares with a loss of $4 million, or $0.03 per diluted share, in 2012.  The fourth quarter net loss in 2012 was impacted by a pre-tax charge of $416 million, or approximately $1.61 per diluted share, relating to an adverse arbitration ruling on the completed offshore wind farm project.  The effective tax rate in the fourth quarter of 2012 was lower than normal due to benefits relating to the favorable resolution of various tax matters.  The effective tax rate in the fourth quarter of 2013 was approximately 31 percent and included benefits from research and development tax credits and a domestic production activities deduction, which were partly offset by the adverse tax effect from a foreign loss without a tax benefit.  Current quarter segment profit of $318 million included improved contributions from the Oil & Gas, Global Services and Government groups.  Government results in the fourth quarter included approximately $57 million related to the favorable resolution of several items.  Corporate G&A expenses in the fourth quarter of 2013 were $65 million, compared with $41 million reported a year ago, including a $12 million increase in stock price driven compensation expenses.  Revenue for the quarter was $6.3 billion, which compares with $7.0 billion last year, mainly due to a significant reduction in the mining and metals business line of the Industrial & Infrastructure segment.  Fourth quarter new awards were $5.8 billion, including awards of $4.2 billion in Oil & Gas and $1.1 billion in Government including the unfunded portion of multi-year government contracts.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Tuesday, February 18, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

For more than 100 years, Fluor Corporation (NYSE: FLR) has partnered with its clients to design, build and maintain many of the world’s most challenging and complex capital projects.  Through its global network of offices on six continents, more than 38,000 employees provide comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, fabrication, operations, maintenance and project management.  Today, the company serves a global client base in the energy, chemicals, government, industrial, infrastructure, operations & maintenance, manufacturing & life sciences, mining, power and transportation sectors.  Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list and had revenue of $27.4 billion in 2013.  For more information, visit www.fluor.com and follow us on Twitter at @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; failure to achieve projected backlog, revenue and/or earnings levels; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the impact of anti-bribery and international trade laws and regulations; possible information technology interruptions or inability to protect intellectual property; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; the Company’s ability to secure appropriate insurance; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2014. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2013	2012
Revenue	$6,291.5	$7,022.7
Cost and expenses:
Cost of revenue	5,955.4	7,038.3
Corporate general and administrative expense	64.6	41.1
Interest expense, net	3.6	3.3
Total cost and expenses	6,023.6	7,082.7
Earnings (loss) before income taxes	267.9	(60.0)
Income tax expense (benefit)	82.9	(89.1)
Net earnings	185.0	29.1
Less: Net earnings attributable to noncontrolling interests	18.2	33.5
Net earnings (loss) attributable to Fluor Corporation	$166.8	$(4.4)
Basic earnings (loss) per share
Net earnings (loss)	$1.03	$(0.03)
Weighted average shares	162.1	164.7
Diluted earnings (loss) per share
Net earnings (loss)	$1.01	$(0.03)
Weighted average shares	164.4	164.7
New awards	$5,774.2	$5,116.1
Backlog	$34,907.1	$38,199.4
Work performed	$6,133.6	$6,845.1

YEAR ENDED DECEMBER 31	2013	2012
Revenue	$27,351.6	$27,577.1
Cost and expenses:
Cost of revenue	25,986.4	26,692.1
Corporate general and administrative expense	175.1	151.0
Interest expense, net	12.5	0.5
Total cost and expenses	26,174.0	26,843.6
Earnings before income taxes	1,177.6	733.5
Income tax expense	354.6	162.4
Net earnings	823.0	571.1
Less: Net earnings attributable to noncontrolling interests	155.3	114.8
Net earnings attributable to Fluor Corporation	$667.7	$456.3
Basic earnings per share
Net earnings	$4.11	$2.73
Weighted average shares	162.6	167.1
Diluted earnings per share
Net earnings	$4.06	$2.71
Weighted average shares	164.4	168.5
New awards	$25,085.6	$27,129.2
Backlog	$34,907.1	$38,199.4
Work performed	$26,739.8	$26,899.4

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2013		2012(1)
Revenue
Oil & Gas	$3,001.5		$2,626.6
Industrial & Infrastructure	2,202.2		3,135.8
Government	648.1		793.1
Global Services	157.8		176.6
Power	281.9		290.6
Total revenue	$6,291.5		$7,022.7

Segment profit (loss) $ and margin %
Oil & Gas	$121.6	4.1%	$90.0	3.4%
Industrial & Infrastructure	87.4	4.0%	(213.1)	(6.8)%
Government	68.7	10.6%	51.5	6.5%
Global Services	39.9	25.3%	25.2	14.3%
Power	0.3	0.1%	(2.5)	(0.9)%
Total segment profit (loss) $ and margin %	$317.9	5.1%	$(48.9)	(0.7)%

Corporate general and administrative expense	(64.6)		(41.1)
Interest expense, net	(3.6)		(3.3)
Earnings attributable to noncontrolling interests	18.2		33.3
Earnings (loss) before taxes	$267.9		$(60.0)

YEAR ENDED DECEMBER 31	2013		2012(1)
Revenue
Oil & Gas	$11,519.8		$9,513.9
Industrial & Infrastructure	11,081.7		13,237.8
Government	2,749.1		3,304.7
Global Services	611.8		679.6
Power	1,389.2		841.1
Total revenue	$27,351.6		$27,577.1

Segment profit (loss) $ and margin %
Oil & Gas	$441.1	3.8%	$334.7	3.5%
Industrial & Infrastructure	476.0	4.3%	176.5	1.3%
Government	161.4	5.9%	149.7	4.5%
Global Services	119.7	19.6%	125.4	18.5%
Power	11.7	0.8%	(16.9)	(2.0)%
Total segment profit $ and margin %	$1,209.9	4.4%	$769.4	2.8%

Corporate general and administrative expense	(175.1)		(151.0)
Interest expense, net	(12.5)		(0.5)
Earnings attributable to noncontrolling interests	155.3		115.6
Earnings before taxes	$1,177.6		$733.5

(1) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. Revenue and segment profit for 2012 have been recast accordingly.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2013	2012
Cash and marketable securities, including noncurrent	$2,745.0	$2,610.0
Total current assets	6,003.7	6,094.1
Total assets	8,323.9	8,276.0
Total short-term debt	29.8	20.8
Total current liabilities	3,407.2	3,887.1
Long-term debt	496.6	520.2
Shareholders’ equity	3,757.0	3,341.3

Total debt to capitalization % (based on shareholders’ equity)	12.3%	13.9%
Shareholders’ equity per share	$23.29	$20.58

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2013	2012

Cash provided by operating activities	$788.9	$628.4

Investing activities
Net (purchases) sales and maturities of marketable securities	(10.3)	143.3
Capital expenditures	(288.5)	(254.7)
Proceeds from disposal of property, plant and equipment	74.0	77.8
Investments in partnerships and joint ventures	(27.1)	(30.8)
Consolidation of a variable interest entity	24.7	—
Proceeds from sale of investments and other assets	3.0	55.1
Acquisitions	(23.1)	(19.3)
Other items	12.7	(9.8)
Cash utilized by investing activities	(234.6)	(38.4)

Financing activities
Repurchase of common stock	(200.1)	(389.2)
Dividends paid	(78.7)	(128.7)
Repayment of 5.625% Municipal Bonds	(17.8)	—
Repayment of convertible debt and notes payable	(8.6)	(7.5)
Distributions paid to noncontrolling interests, net of capital contributions	(123.2)	(98.0)
Stock options exercised	52.8	11.6
Other Items	6.0	(4.8)
Cash utilized by financing activities	(369.6)	(616.6)

Effect of exchange rate changes on cash	(55.7)	19.7

Increase (Decrease) in cash and cash equivalents	$129.0	$(6.9)

Depreciation	$206.3	$210.4

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2013(1)		2012(2)		% Chg

Oil & Gas	$4,185	72%	$1,668	33%	151%
Industrial & Infrastructure	340	6%	3,241	63%	(90)%
Government	1,103	19%	115	2%	NM
Power	146	3%	92	2%	59%
Total new awards	$5,774	100%	$5,116	100%	13%

YEAR ENDED DECEMBER 31	2013(1)		2012(2)		% Chg

Oil & Gas	$12,915	52%	$12,602	47%	2%
Industrial & Infrastructure	6,624	26%	10,420	38%	(36)%
Government	4,047	16%	3,223	12%	26%
Power	1,500	6%	884	3%	70%
Total new awards	$25,086	100%	$27,129	100%	(8)%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2013(1)		2012(2)		% Chg

Oil & Gas	$20,003	57%	$18,181	48%	10%
Industrial & Infrastructure	10,493	30%	17,163	44%	(39)%
Government	2,404	7%	978	3%	146%
Power	2,007	6%	1,877	5%	7%
Total backlog	$34,907	100%	$38,199	100%	(9)%

United States	$12,664	36%	$9,445	25%	34%
The Americas (excluding the United States)	8,350	24%	13,355	35%	(37)%
Europe, Africa and the Middle East	11,363	33%	9,553	25%	19%
Asia Pacific (including Australia)	2,530	7%	5,846	15%	(57)%
Total backlog	$34,907	100%	$38,199	100%	(9)%

(1) As of December 31, 2013, the company began including the unfunded portion of multi-year government contract awards in its backlog to be more comparable to industry practice. Total new awards and backlog included $983 million of unfunded government contracts as of December 31, 2013.

(2) The company’s operations and maintenance activities, previously included in the Global Services segment, have been integrated into the Industrial & Infrastructure segment. New awards and backlog for 2012 have been recast accordingly.

NM - Not meaningful